PRICING SUPPLEMENT                                         File No. 333-105098
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
June 3, 2003)
Pricing Supplement Number: 2317


                           Merrill Lynch & Co., Inc.


                         Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                               Fixed Rate Notes


Principal Amount:         $150,000,000

Issue Price:              100.00%

CUSIP Number:             59018YRF0

Interest Rate:            2.07% per annum

Original Issue Date:      June 11, 2003

Stated Maturity Date:     June 12, 2006

Interest Payment Dates:   Each June 12th and December 12th, commencing on
                          December 12, 2003, subject to the following Business
                          Day convention.

Repayment at the Option
of the Holder:            The Notes cannot be repaid prior to the Stated
                          Maturity Date.

Redemption at the Option
of the Company:           The Notes cannot be redeemed prior to the Stated
                          Maturity Date.


Form: The Notes are being issued in fully registered book-entry form.


Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated
                          ("MLPF&S"), HSBC Securities (USA) Inc. and Wachovia
                          Securities, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated June 6, 2003 (the "Agreement"), between Merrill Lynch & Co.,Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                                  Principal Amount of the Notes
                          ------------                                  -----------------------------

                          Merrill Lynch, Pierce, Fenner & Smith             $147,000,000
                                      Incorporated
                          HSBC Securities (USA) Inc.                          $1,500,000
                          Wachovia Securities, Inc.                           $1,500,000
                                                                              ----------
                                                                            $150,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                    June 6, 2003